Exhibit 99.1

Investor Relations

News from Aon

Aon Reports First Quarter 2015 Results

First Quarter Key Metrics

•	Total revenue was $2.8 billion with organic revenue growth of 3%

•	Operating margin decreased 40 basis points to 15.5%, and operating margin, adjusted for certain items, decreased 50 basis points to 18.3%

•	EPS was $1.14, and EPS, adjusted for certain items, increased 7% to $1.37

•	Cash flow from operations increased $147 million to $136 million, and free cash flow increased $140 million to $74 million

First Quarter Highlights

•	Repurchased 2.5 million Class A Ordinary Shares for approximately $250 million

•
On February 2, 2015, Aon completed its acquisition of UK-based Kloud, the largest dedicated Workday consultancy firm outside of the United States, advancing Aon Hewitt's ability to serve clients as one of the world's largest Workday providers

•	Subsequent to the close of the first quarter, Aon announced a 20% increase to its quarterly cash dividend

LONDON - May 1, 2015 - Aon plc (NYSE: AON) today reported results for the three months ended March 31, 2015.

Net income attributable to Aon shareholders was $328 million, or $1.14 per share, compared to $325 million, or $1.06 per share, for the prior year quarter. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 7% to $1.37, compared to $1.28 in the prior year quarter, including a $0.15 per share unfavorable impact on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates ("foreign currency translation"). Certain items that impacted first quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“Our first quarter results reflect a solid start to the year with seven percent earnings growth despite a significant headwind from foreign currency translation. Results are highlighted by solid organic revenue growth across both Risk and HR Solutions, underlying operational improvement, effective capital management, and substantial free cash flow generation enabling the repurchase of approximately $250 million of ordinary shares in the quarter,” said Greg Case, president and chief executive officer. “We expect continued progress throughout the year as our industry-leading platform and our investments in innovative client-serving capabilities have positioned the firm for sustainable long-term growth, increased operating leverage and significant free cash flow generation towards our goal of $2.3 billion for the full year 2017.”

FIRST QUARTER FINANCIAL SUMMARY

Total revenue decreased 3% to $2.8 billion compared to the prior year quarter driven primarily by a 7% unfavorable impact from foreign currency translation, partially offset by 3% organic revenue growth and a 1% increase in commissions and fees related to acquisitions, net of divestitures.

Total operating expenses for the first quarter decreased 3% to $2.4 billion compared to the prior year quarter due primarily to a $140 million favorable impact from foreign currency translation and a $6 million decrease in intangible asset amortization, partially offset by an increase in expense associated with 3% organic revenue growth.

Depreciation expense decreased 7%, or $4 million, to $56 million compared to the prior year quarter.

Intangible asset amortization expense decreased 7%, or $6 million, to $80 million compared to the prior year quarter, consisting of a $9 million decrease in HR Solutions and a $3 million increase in Risk Solutions.

Foreign currency exchange rates in the first quarter had a $0.15 per share, or $53 million pretax, unfavorable impact (-$50 million in Risk Solutions, -$6 million in HR Solutions, +$3 million in Unallocated expenses) on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates.

Effective tax rate in the first quarter was 19.1%, similar to the prior year quarter of 18.9%.

Average diluted shares outstanding decreased to 287.1 million in the first quarter compared to 307.2 million in the prior year quarter. The Company repurchased 2.5 million Class A Ordinary Shares for approximately $250 million in the first quarter. The Company has $5.4 billion of remaining authorization under its share repurchase program.

Cash flow from operations for the first three months of 2015 increased $147 million to $136 million due primarily to a decline in pension contributions, working capital improvements, and a decline in cash paid for taxes and restructuring.

Free cash flow, as defined by cash flow from operations less capital expenditures, for the first three months of 2015 increased $140 million to $74 million driven by an increase in cash flow from operations, partially offset by a $7 million increase in capital expenditures. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 of this press release.

FIRST QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the first quarters of 2015 and 2014. The first quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions, Fees and Other	Mar 31, 2015	Mar 31, 2014	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Retail	$1,513	$1,579	(4)%	(9)%	1%	4%
Reinsurance	377	409	(8)	(6)	(1)	(1)
Subtotal	$1,890	$1,988	(5)%	(8)%	—%	3%
Investment Income	5	6	(17)
Total Revenue	$1,895	$1,994	(5)%

Risk Solutions total revenue decreased 5% to $1.9 billion compared to the prior year quarter due to an 8% unfavorable impact from foreign currency translation, partially offset by 3% organic growth in commissions and fees.

Retail organic revenue increased 4% reflecting revenue growth in both the Americas and International businesses. Americas organic revenue increased 4% reflecting growth across all regions driven by solid management of the renewal book portfolio in US Retail, as well as double-digit new business growth in Latin America and Canada. International organic revenue increased 3% driven by strong growth across Asia and emerging markets, as well as solid new business generation in continental Europe.

Reinsurance organic revenue decreased 1% compared to the prior year quarter due primarily to an unfavorable market impact globally, most notably in the Americas, and a modest decline in capital markets transactions, partially offset by record levels of new business in treaty placements, as well as modest growth in facultative placements.

	Three Months Ended
(millions)	March 31, 2015	March 31, 2014	% Change
Revenue	$1,895	$1,994	(5)%
Expenses
Compensation and benefits	1,053	1,130	(7)
Other general expenses	430	419	3
Total operating expenses	1,483	1,549	(4)
Operating income	$412	$445	(7)%
Operating margin	21.7%	22.3%
Operating income - adjusted	$440	$470	(6)%
Operating margin - adjusted	23.2%	23.6%

Compensation and benefits for the first quarter decreased 7%, or $77 million, compared to the prior year quarter due primarily to a $77 million favorable impact from foreign currency translation and expense discipline, partially offset by a $7 million increase in expenses related to acquisitions, net of divestitures.

Other general expenses for the first quarter increased 3%, or $11 million, compared to the prior year quarter due primarily to an increase in expense associated with 3% organic revenue growth, a $4 million increase in expenses related to acquisitions, net of divestitures, and a $3 million increase in intangible asset amortization, partially offset by a $38 million favorable impact from foreign currency translation.

First quarter operating income decreased 7% to $412 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income decreased 6%, or $30 million, and operating margin decreased 40 basis points to 23.2%, each compared to the prior year quarter. The decrease in adjusted operating margin was driven by a $50 million, or 60 basis point, unfavorable impact from foreign currency translation, partially offset by 3% organic revenue growth, return on investments, and expense discipline. Excluding the impact from foreign currency translation, adjusted operating margin would have increased 20 basis points compared to the prior year to 23.8%.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions, Fees and Other	March 31, 2015	March 31, 2014	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Consulting Services	$371	$384	(3)%	(6)%	1%	2%
Outsourcing	604	589	3	(1)	—	4
Intersegment	(5)	(8)	N/A	N/A	N/A	N/A
Subtotal	$970	$965	1%	(3)%	—%	4%
Investment Income	—	—	N/A
Total Revenue	$970	$965	1%

HR Solutions total revenue increased 1% to $970 million compared to the prior year quarter driven by 4% organic growth in commissions and fees, partially offset by a 3% unfavorable impact from foreign currency translation.

Organic revenue in Consulting Services increased 2% driven by solid growth in US retirement, primarily in investment consulting, partially offset by a decline in retirement solutions in continental Europe. Organic revenue in Outsourcing increased 4% compared to the prior year quarter due primarily to growth from follow-on enrollments and additional off-cycle wins on the retiree exchange, as well as solid growth in cloud-based HR BPO solutions.

	Three Months Ended
(millions)	March 31, 2015	March 31, 2014	% Change
Revenue	$970	$965	1%
Expenses
Compensation and benefits	609	594	3
Other general expenses	285	304	(6)
Total operating expenses	894	898	—
Operating income	$76	$67	13%
Operating margin	7.8%	6.9%
Operating income - adjusted	$128	$128	—%
Operating margin - adjusted	13.2%	13.3%

Compensation and benefits for the first quarter increased 3%, or $15 million, compared to the prior year quarter due primarily to an increase in expense associated with 4% organic revenue growth and an increase in expense to support future growth, partially offset by a $17 million favorable impact from foreign currency translation.

Other general expenses for the first quarter decreased 6%, or $19 million, compared to the prior year quarter due primarily to a $9 million decrease in intangible asset amortization, an $8 million favorable impact from foreign currency translation, and expense discipline, partially offset by an increase in expense associated with 4% organic revenue growth.

First quarter operating income increased 13% to $76 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income was flat at $128 million, and operating margin decreased 10 basis points to 13.2%, each compared to the prior year quarter. The decrease in adjusted operating margin was driven by a $6 million, or 20 basis point, unfavorable impact from foreign currency translation and an increase in expense to support future growth, partially offset by strong organic revenue growth and expense discipline.

INCOME BEFORE INCOME TAXES

	Three Months Ended
(millions)	March 31, 2015	March 31, 2014	% Change
Risk Solutions	$412	$445	(7)%
HR Solutions	76	67	13
Unallocated expenses	(47)	(43)	9
Operating income	$441	$469	(6)%
Interest income	3	2	50
Interest expense	(65)	(58)	12
Other income	42	1	*
Income before income taxes	$421	$414	2%

*Not meaningful

Unallocated expenses increased $4 million to $47 million compared to the prior year quarter. Interest income increased $1 million to $3 million compared to the prior year quarter. Interest expense increased $7 million to $65 million compared to the prior year quarter due primarily to an increase in total debt outstanding. Other income primarily includes $23 million of gains due to the favorable impact of exchange rates on remeasurement of assets and liabilities in non-functional currencies and certain transactional foreign exchange hedging activity, as well as a $19 million net gain on the sale of certain businesses. The prior year quarter primarily includes gains on certain long term investments.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, May 1, 2015 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) is the leading global provider of risk management, insurance and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 69,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative and effective risk and people solutions and through industry-leading global resources and technical expertise. Aon has been named repeatedly as the world’s best broker, best insurance intermediary, reinsurance intermediary, captives manager and best employee benefits consulting firm by multiple industry sources. Visit www.aon.com for more information on Aon and www.aon.com/manchesterunited to learn about Aon’s global partnership with Manchester United.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic conditions in different countries in which Aon does business around the world; changes in the competitive environment; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; rating agency actions that could affect Aon's ability to borrow funds; fluctuations in exchange and interest rates that could influence revenue and expense; the impact of class actions, individual law suits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon, including client class actions, securities class actions, derivative actions and ERISA class actions; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the failure to retain and attract qualified personnel;  the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; the extent to which Aon retains existing clients and attracts new businesses and Aon’s ability to incentivize and retain key employees; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients;  Aon’s ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings;  the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; changes in commercial property and casualty markets and commercial premium rates that could impact revenues; any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services; changes in costs or assumptions associated with our HR Solutions operating segment’s outsourcing and consulting arrangements that affect the profitability of these arrangements; and Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business.

Further information concerning Aon and its business, including factors that potentially could materially affect Aon's financial results, is contained in Aon's filings with the SEC. See Aon’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted operating margin and adjusted earnings per share, that exclude the effects of restructuring charges, intangible asset amortization, capital expenditures, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods. Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items. The impact of foreign exchange is determined by translating last year's revenue, expense or net income at this year's foreign exchange rates. Reconciliations are provided in the attached schedules. Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts. Free cash flow is cash flow from operating activity less capital expenditures. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	Cybil Rose
Senior Vice President, Investor Relations	Aon Media Relations
+44 (0) 20 7086 0100	312-755-3537

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(millions, except per share data)	March 31, 2015	March 31, 2014	Percent Change
Revenue
Commissions, fees and other	$2,842	$2,941	(3)%
Fiduciary investment income	5	6	(17)
Total revenue	2,847	2,947	(3)
Expenses
Compensation and benefits	1,683	1,751	(4)
Other general expenses	723	727	(1)
Total operating expenses	2,406	2,478	(3)
Operating income	441	469	(6)
Interest income	3	2	50
Interest expense	(65)	(58)	12
Other income	42	1	*
Income before income taxes	421	414	2
Income taxes (1)	80	78	3
Net income	341	336	1
Less: Net income attributable to noncontrolling interests	13	11	18
Net income attributable to Aon shareholders	$328	$325	1%

Basic net income per share attributable to Aon shareholders	$1.15	$1.07	7%
Diluted net income per share attributable to Aon shareholders	$1.14	$1.06	8
Weighted average ordinary shares outstanding - diluted	287.1	307.2	(7)%

(1)   The effective tax rate is 19.1% and 18.9% for the three months ended March 31, 2015 and 2014, respectively.

* Not meaningful

Aon plc
Revenue (Unaudited)

	Three Months Ended
(millions)	March 31, 2015	March 31, 2014	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk Solutions	$1,890	$1,988	(5)%	3%
HR Solutions	970	965	1	4
Total Operating Segments	$2,860	$2,953	(3)%	3%
Fiduciary Investment Income
Risk Solutions	$5	$6	(17)%
HR Solutions	—	—	N/A
Total Operating Segments	$5	$6	(17)%
Total Revenue
Risk Solutions	$1,895	$1,994	(5)%
HR Solutions	970	965	1
Intersegment	(18)	(12)	50
Total	$2,847	$2,947	(3)%

(1)        Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon plc
Segments (Unaudited)

Risk Solutions

	Three Months Ended
(millions)	March 31, 2015	March 31, 2014	Percent Change
Revenue
Commissions, fees and other	$1,890	$1,988	(5)%
Fiduciary investment income	5	6	(17)
Total revenue	1,895	1,994	(5)
Expenses
Compensation and benefits	1,053	1,130	(7)
Other general expenses	430	419	3
Total operating expenses	1,483	1,549	(4)
Operating income	$412	$445	(7)%

Operating margin	21.7%	22.3%

HR Solutions

	Three Months Ended
(millions)	March 31, 2015	March 31, 2014	Percent Change
Revenue
Commissions, fees and other	$970	$965	1%
Fiduciary investment income	—	—	N/A
Total revenue	970	965	1
Expenses
Compensation and benefits	609	594	3
Other general expenses	285	304	(6)
Total operating expenses	894	898	—
Operating income	$76	$67	13%

Operating margin	7.8%	6.9%

Total Operating Income (Loss)

	Three Months Ended
(millions)	March 31, 2015	March 31, 2014	Percent Change
Risk Solutions	$412	$445	(7)%
HR Solutions	76	67	13
Unallocated	(47)	(43)	9
Total operating income	$441	$469	(6)%

Total operating margin	15.5%	15.9%

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	March 31, 2015	March 31, 2014	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$713	$698	2%	(3)%	1%	4%
International	800	881	(9)	(13)	1	3
Total Retail brokerage	1,513	1,579	(4)	(9)	1	4
Reinsurance brokerage	377	409	(8)	(6)	(1)	(1)
Total Risk Solutions	1,890	1,988	(5)	(8)	—	3
HR Solutions Segment:
Consulting services	371	384	(3)	(6)	1	2
Outsourcing	604	589	3	(1)	—	4
Intrasegment	(5)	(8)	N/A	N/A	N/A	N/A
Total HR Solutions	970	965	1	(3)	—	4
Total Operating Segments	$2,860	$2,953	(3)%	(7)%	1%	3%

 Free Cash Flow (Unaudited)

	Three Months Ended
(millions)	March 31, 2015	March 31, 2014	Percent Change
Cash Provided By Operations	$136	$(11)	*
Less: Capital Expenditures	(62)	(55)	13
Free Cash Flow (3)	$74	$(66)	*

(1)   Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.
(2)   Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.
(3)   Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

* Not meaningful

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended March 31, 2015
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,895	$970	$(18)	$2,847

Operating income (loss) - as reported	$412	$76	$(47)	$441
Intangible asset amortization	28	52	—	80
Operating income (loss) - as adjusted	$440	$128	$(47)	$521

Operating margins - as adjusted	23.2%	13.2%	N/A	18.3%

	Three Months Ended March 31, 2014
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,994	$965	$(12)	$2,947

Operating income (loss) - as reported	$445	$67	$(43)	$469
Intangible asset amortization	25	61	—	86
Operating income (loss) - as adjusted	$470	$128	$(43)	$555

Operating margins - as adjusted	23.6%	13.3%	N/A	18.8%

	Three Months Ended March 31,
(millions except per share data)	2015	2014
Operating income - as adjusted	$521	$555
Interest income	3	2
Interest expense	(65)	(58)
Other income	42	1

Income before income taxes - as adjusted	501	500
Income taxes (2)	96	95
Net income - as adjusted	405	405
Less: Net income attributable to noncontrolling interests	13	11
Net income attributable to Aon shareholders - as adjusted	$392	$394

Diluted earnings per share - as adjusted	$1.37	$1.28

Weighted average ordinary shares outstanding - diluted	287.1	307.2

(1)	Certain noteworthy items impacting operating income in 2015 and 2014 are described in this schedule. The items shown with the caption "as adjusted" are non-GAAP measures.

(2)	The effective tax rate is 19.1% and 18.9% for the three months ended March 31, 2015 and 2014, respectively.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$378	$374
Short-term investments	343	394
Receivables, net	2,672	2,815
Fiduciary assets (1)	10,894	11,638
Other current assets	712	602
Total Current Assets	14,999	15,823
Goodwill	8,548	8,860
Intangible assets, net	2,410	2,520
Fixed assets, net	754	765
Other non-current assets	1,678	1,804
Total Assets	$28,389	$29,772

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$10,894	$11,638
Short-term debt and current portion of long-term debt	966	783
Accounts payable and accrued liabilities	1,391	1,805
Other current liabilities	865	788
Total Current Liabilities	14,116	15,014
Long-term debt	4,710	4,799
Pension, other post-retirement and post-employment liabilities	2,001	2,141
Other non-current liabilities	1,131	1,187
Total Liabilities	21,958	23,141

EQUITY
Shareholders' Equity
Ordinary shares ($0.01 nominal value)	3	3
Additional paid-in capital	5,177	5,097
Retained earnings	4,612	4,605
Accumulated other comprehensive loss	(3,427)	(3,134)
Total Aon Shareholders' Equity	6,365	6,571
Noncontrolling interests	66	60
Total Equity	6,431	6,631
Total Liabilities and Equity	$28,389	$29,772

 (1)     Includes short-term investments:  2015 - $3,756 million, 2014 - $3,984 million

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
(millions)	March 31, 2015	March 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$341	$336
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Gain from sales of businesses and investments, net	(19)	(5)
Depreciation of fixed assets	56	60
Amortization of intangible assets	80	86
Share-based compensation expense	90	102
Deferred income taxes	7	10
Change in assets and liabilities:
Fiduciary receivables	173	165
Short-term investments — funds held on behalf of clients	63	(271)
Fiduciary liabilities	(236)	106
Receivables, net	49	13
Accounts payable and accrued liabilities	(466)	(468)
Restructuring reserves	(13)	(40)
Current income taxes	27	2
Pension, other post-retirement and other post-employment liabilities	(66)	(128)
Other assets and liabilities	50	21
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	136	(11)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of long-term investments	3	42
Purchases of long-term investments	(1)	(10)
Net sales of short-term investments — non-fiduciary	42	183
Acquisition of businesses, net of cash acquired	(21)	(5)
Proceeds from sale of businesses	41	1
Capital expenditures	(62)	(55)
CASH PROVIDED BY INVESTING ACTIVITIES	2	156

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(250)	(600)
Issuance of shares for employee benefit plans	48	26
Issuance of debt	870	1,195
Repayment of debt	(686)	(829)
Cash dividends to shareholders	(71)	(53)
(Purchases) sales of shares (from) to noncontrolling interests	(5)	1
Dividends paid to noncontrolling interests	(1)	—
CASH USED FOR FINANCING ACTIVITIES	(95)	(260)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(39)	(24)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4	(139)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	374	477
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$378	$338